UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) September 18, 2007
The Allied Defense Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-11376	04-2281015

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8000 Towers Crescent Drive, Suite 260, Vienna, VA	22182

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (703) 847-5268

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 – Financial Information.
Item 2.01 Completion of Acquisition or Disposition of Assets.
     On September 18, 2007, ARC Europe SA (“ARC Europe”), a subsidiary of The Allied Defense Group, Inc. (the “Company”), completed the sale of its VSK Electronics NV subsidiary (“VSK”) to Ving Holdings (Belgium) BVBA, an affiliate of Pacific Equity Partners Pty Ltd (the “Purchaser”). The sale was completed in accordance with the terms and conditions of that certain Stock Purchase Agreement between the Company and the Purchaser dated as of September 6, 2007.
     In the sale, the Company received 33.6 million Euros in cash at closing, subject to a purchase price adjustment to be determined following closing. In addition, 2.0 million Euros was placed in escrow to satisfy any indemnification claims.
     A copy of the press release that the Company issued to announce the closing of the transaction is furnished as Exhibit 99.1.
     In accordance with the requirements under the recently-restructured secured note holders agreement, the Company will notify the note holders of the sale and the note holders have the right to elect for the Company to use a portion of the net proceeds of the sale to redeem a portion of the notes. The pro forma financial information provided in Section 9 of this Form 8-K has been prepared assuming that the funds will be needed and used for general operating purposes.
Section 9 – Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits
(b) Pro forma financial information.
     In accordance with Item 9.01(b)(1) of Form 8-K, the pro forma financial information required by Item 9.01(b) of Form 8-K is attached hereto as Exhibit 9.1.
(c) Exhibits
     2.1 Stock Purchase Agreement by and between ARC Europe and Purchaser dated as of September 6, 2007 (incorporated by reference from the Company’s Form 8-K as filed with the Securities and Exchange Commission on September 10, 2007).
     9.1 Unaudited Pro Forma Condensed Consolidated Balance Sheet of the Company as of June 30, 2007 and Unaudited Pro Forma Condensed Consolidated Statements of Operations of the Company for the six months ended June 30, 2007 and 2006 and the years ended December 31, 2006, 2005 and 2004.
     99.1 Press Release of the Company dated September 18, 2007.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Allied Defense Group, Inc. (Registrant)

By:

/s/ John J. Marcello John J. Marcello, President and Chief Executive Officer Date: September 21, 2007